EXHIBIT 10.1
Amendment No. 1 to Employment Agreement dated September 22, 2005, by and between Home Products International, Inc. and F. Randall Chambers.

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
     THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Amendment No. 1”) is made and entered into as of this 22d day of September, 2005, by and between Home Products International, Inc., a Delaware corporation (the “Company”), and F. Randall Chambers (the “Executive”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement dated January 3, 2005, by and between the Company and Executive (the “Employment Agreement”).
     WHEREAS, in connection with the termination of Executive’s employment with the Company pursuant to Section 4.02 of the Employment Agreement, the Executive and the Company desire to amend subsections (c) and (d) of said Section 4.02;
     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto acknowledge and agree as follows:
     1. Sections 4.02(c) and 4.02(d) of the Employment Agreement are amended to read in their entirety as follows:
    “(c) upon execution and delivery by Executive of the form of Release attached hereto as Exhibit B, and the expiration of the seven-day revocation period provided in said Release, without revocation of said Release by Executive:
        (i) the Company shall pay to Executive a severance payment equal to $195,000 in the aggregate, payable over eighteen (18) months beginning on the Termination Date in regular installments in accordance with the Company’s general payroll practices for salaried employees; and
        (ii) if Executive elects COBRA continuation coverage, the Company shall maintain for Executive and his eligible family members, until the earlier of (A) the eighteen (18) month anniversary of the Termination Date or (B) such time as Executive shall obtain employment or other engagement offering comparable or better medical insurance coverage, medical insurance coverage that is the same as or comparable to the coverage to which he was entitled immediately preceding the Termination Date, at a cost to Executive no greater than the normal active employee premiums at such time;
    (d) notwithstanding anything to the contrary in the Stock Option Plan, all vested and unvested options granted to Executive under the Stock Option Plan will automatically be cancelled without any payment or other notice to Executive, and Executive shall have no interest of any kind in respect of the capital stock of the Company;”
     2. Miscellaneous. The provision of “Part Six – Miscellaneous” of the Employment Agreement are incorporated herein by reference thereto as applicable hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No.1 to be duly executed as of the date first hereinabove written.

HOME PRODUCTS INTERNATIONAL, INC.
By:	/s/ Douglas S. Ramsdale
Douglas S. Ramsdale
Chief Executive Officer

EXECUTIVE:
/s/ F. Randall Chambers
F. Randall Chambers